Exhibit 10.1

Summary of Technology Transfer Agreement of Lithium Phosphate Prismatic cell entered into between Dalian CBAK Power Battery Co., LTD. (the “Transferor”) and Shenzhen BAK Power Battery Co., LTD. (the “Transferee”) dated September 30, 2018.

Main articles:

1.

Transfer subject: all the technical secrets and materials concerning Lithium Phosphate Prismatic cell shall be provided by the Transferor to the Transferee, including the BOM, product structure drawings, processing materials, production line arrangement and design, patents, product specifications;

2.	Transfer fee: RMB 85,144,500.00;

3.	Means of payment: By T/T, bank acceptance or cells not later than December 31, 2018;

4.	The Transferor cannot research, produce and sell the prismatic cell within 5 years after this agreement becomes effective.

Headlines of the articles omitted:
1. Time, means and place to provide materials
2. Breach of Agreement and Claim
3. Rights and obligations of each party
4. Governing laws
5. Signature
6. Schedule